Exhibit 99.1

The Peoples Banctrust Company, Inc. Completes Review of Strategic Alternatives
and Decides to Remain Independent

Company Announces Annual Meeting Date

          SELMA, Ala., March 21 /PRNewswire-FirstCall/ -- The Peoples BancTrust Company, Inc. (Nasdaq: PBTC), a bank-holding company with banking operations in Alabama, today announced that its Board of Directors has completed a review of the Company’s strategic alternatives and has made the decision to remain independent.

          The review was conducted by the independent members of the Board of Directors with the assistance of the Company’s senior management and the Company’s financial advisors, Sandler O’Neill + Partners, L.P.  The review was initiated in December 2006 and included the evaluation of various strategic alternatives, including the potential sale of the Company.

          In reaching its decision, the Board determined that shareholder value could best be maximized at this time by continuing to operate independently. The Company will pursue a business strategy that is designed to enhance shareholder value by focusing on initiatives that include, but may not be limited, to the following:

--	Expanding lending operations and activities, with a strong emphasis on strategic hires.

--	Expanding the Company’s footprint through additional branches in strategic locations which offer superior demographics for growth.

--	Continued attention to the Company’s operating expenses.

          In 2006, the bank grew its loan portfolio 28%, resulting in record net income levels and 21% growth in earnings per share.  This growth was the result of a concentrated effort to open loan production offices in key markets, open new branches in Birmingham and Tuscaloosa as well as other attractive demographic markets, and staffing those offices with seasoned personnel, many of whom have been hired in recent periods from larger banking institutions such as Regions, AmSouth, Colonial, Compass and Wachovia. The renewed vitality brought to its banking business and employees has been spearheaded by the Company’s new CEO Don Giardina who worked with Colonial Bank for 14 years.  The Company sees a unique opportunity to grow given the disruption in the marketplace as a result of M&A activity involving the State’s largest banks..

          The Company also confirmed today that it will hold its 2007 Annual Meeting of Shareholders on May 8, 2007 at 10:00 A.M. at the main office of The Peoples Bank and Trust Company in Selma, Alabama.

          About The Peoples BancTrust Company, Inc.

          The Peoples BancTrust Company, Inc. is the parent company of The Peoples Bank and Trust Company, which has 25 offices located in ten Alabama counties (Autauga, Bibb, Butler, Dallas, Elmore, Jefferson, Lee, Montgomery, Shelby and Tuscaloosa).

          Information contained in this press release, other than historical information, including, without limitation, those related to the evaluation of strategic alternatives, may be considered forward-looking in nature and is subject to various risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected. Among the key factors that may have a direct bearing on Peoples BancTrust’s operating results, performance or financial condition are competition, the demand for its products and services, the ability to expand, and numerous other factors as set forth in filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K.

SOURCE  The Peoples BancTrust Company, Inc.
          -0-                                                      03/21/2007
          /CONTACT:  Don J. Giardina, Chief Executive Officer of The Peoples BancTrust Company, Inc., +1-334-875-1000/
          /Web site:  http://peoplesbt.com/
          (PBTC)